PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 11 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 25, 2001                                       Dated March 9, 2001
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                  Euro Fixed Rate Senior Bearer Notes Due 2006

                            -----------------------

     We may not redeem these Global Medium-Term Notes, Series D (Euro Fixed Rate Senior Bearer Notes Due 2006) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We have applied to the U.K. Listing Authority for the notes to be admitted on the Official List of the London Stock Exchange.

     We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:              Euro 1,250,000,000

Maturity Date:                 March 16, 2006

Settlement Date
  (Original Issue Date):       March 16, 2001

Interest Accrual Date:         March 16, 2001

Issue Price:                   99.893%

Specified Currency:            Euro

Redemption Percentage
  at Maturity:                 100%

Initial Redemption
  Percentage:                  N/A

Annual Redemption
  Percentage Reduction:        N/A

Optional Repayment
  Date(s):                     N/A

Interest Rate:                 5.25% per annum (calculated on
                               an Actual/Actual-ISMA basis)

Maximum Interest Rate:         N/A

Minimum Interest Rate:         N/A

Interest Payment Dates:        Each March 16, commencing
                               March 16, 2002

Interest Payment Period:       Annual

Denominations:                 Euro 1,000

Business Day:                  New York, London and TARGET

Common Code:                   012636806

ISIN:                          XS0126368066

Other Provisions:              None

                               (continued on next page)


     Terms not defined above have the meanings given to those terms in the accompanying prospectus supplement.


                           MORGAN STANLEY DEAN WITTER

ABN AMRO                                              BANCA COMMERCIALE ITALIANA
BARCLAYS CAPITAL                                          COMMERZBANK SECURITIES
CREDIT LYONNAIS                                                      DANSKE BANK
DEUTSCHE BANK                                     DRESDNER KLEINWORT WASSERSTEIN
KBC INTERNATIONAL GROUP                                         SOCIETE GENERALE
UNICREDIT BANCA MOBILIARE                   WESTDEUTSCHE LANDESBANK GIROZENTRALE

Plan of Distribution:

     On March 9, 2001, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 99.543%, which we refer to as the "purchase price." The purchase price equals the stated issue price of 99.893% less a combined management and underwriting commission of 0.20% and a selling concession of 0.15% of the principal amount of these notes.

                                                             Principal Amount of
                         Name                                        Notes
                         ----                                -------------------

Morgan Stanley & Co. International Limited.................  Euro 1,137,500,000
ABN AMRO Bank N.V..........................................           9,375,000
Banca Commerciale Italiana.................................           9,375,000
Barclays Bank PLC..........................................           9,375,000
Commerzbank Aktiengesellschaft.............................           9,375,000
Credit Lyonnais............................................           9,375,000
Danske Bank A/S............................................           9,375,000
Deutsche Bank AG London....................................           9,375,000
Dresdner Bank AG London Branch.............................           9,375,000
KBC Bank NV................................................           9,375,000
Societe Generale...........................................           9,375,000
UniCredit Banca Mobiliare..................................           9,375,000
Westdeutsche Landesbank Girozentrale.......................           9,375,000

        Total                                                Euro 1,250,000,000
                                                             ==================


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